Exhibit 99.1

CONTACT:	Company:	Investors:
Sunwin USA	Magnolia Investor Relations
Jeff Reynolds	Matt Kreps
972-377-2339	469 362 5960
jreynolds@onlysweet.com	matt@magnoliair.com

FOR IMMEDIATE RELEASE

Sunwin International Neutraceuticals Reports Revenue, Cash Increases

for Profitable 2009 First Quarter

Q1 2009 revenue increases 48% to $6.2 million; Cash increases 29% to $7.7 million

Book value increases to $31 million or $0.36 per share

Qufu, China, September 19, 2008 – Sunwin International Neutraceuticals, Inc. (OTCBB: SUWN) a leader in the production and distribution of Chinese herbs, veterinary medicines and one of the world’s leading producers of all natural, zero calorie Stevia in China, today announced its first quarter results for fiscal 2009 for the quarter ended July 31, 2008.

Financial Highlights:

Revenues for the first three months of fiscal 2009 increased 48% to $6.23 million as compared to revenues of $4.22 million in the first three months of fiscal 2008. Net income the first three months of fiscal 2009 was approximately $297,000 as compared to approximately $309,000 in the first three months of fiscal 2008. The slight decline in net income was primarily attributable to two factors. First, China experienced substantial increases in the price of coal in the current quarter as compared to 2008 which resulted in higher operating costs at our production facilities as well as increased transportation costs four sourcing raw materials. Energy prices have begun to moderate and we believe that gross margins should improve in the coming quarters. Second, income taxes in the current quarter were approximately $74,000 as compared to no taxes paid in the same period in fiscal 2008.

Cash and cash equivalents as of July 31, 2008 increased 29% to $7.66 million as compared to cash and cash equivalents of $6.81 million as of April 30, 2008. Working capital (current assets less current liabilities) as of July 31, 2008 increased 18% to approximately $13.83 million, as compared to working capital of $11.73 million at April 30, 2008.

President and Chairman Laiwang Zhang, commented, “Sunwin posted strong first quarter sales growth despite Chinese government restrictions related to the 2008 Beijing Summer Olympics. Total stevia deliveries continue to grow compared to a year ago attributable to increased marketing and our plant expansion. Pricing remains strong due to growing global demand and we anticipate improvements in margins in the coming quarters. We are confident the business is on track for continued growth in revenue and increased profitability generating cash reserves and funds for increased investment in vertically scaling in our markets.”

Sunwin Internationoal Neutraceuticals, Inc.	September 19, 2008

Outlook:

Sunwin expects to continue its growth through ongoing expansion efforts in major markets including the United States while deepening its product lines in its veterinary feeds as well as stevia grades for wholesale distribution.

The company has continued to execute on its growth plans by broadening its product offerings and capabilities through its recently announced acquisition of a 60% interest in Qufu Shengwang Stevia Biology and Science Company. Under terms of the agreement to acquire Qufu Shengwang, the selling parties entered into a “make good” agreement in which the selling parties agreed to return to Sunwin a prorata number of the shares they acquired as part of this transaction in the event that Qufu Shengwang does not earn a minimum of $5,000,000 in net income over a period of 36 consecutive months after completion of the acquisition. Management believes this “make good” agreement demonstrates the confidence that the Qufu team has in their earnings expectations. The acquisition of Qufu Shengwang has a vertical component by monetizing waste components in Sunwin’s stevia refinement process while expanding the company’s presence in animal and veterinary markets.

Sunwin continues to grow its United States and North American presence using its proprietary Only Sweet™ brand of dietary supplements sold at approximately 4,000 retail stores in the US. Only Sweet unit sales increased 35% during the first quarter of 2009 as compared to the first quarter of 2008 while operating expenses decreased 63% as a result of a more streamlined organization and the completion of capital initiatives made in fiscal 2008. The company will continue to pursue additional opportunities for expansion including partnerships with major consumer packaged goods providers and beverage companies seeking alternatives to chemically based zero calorie sweeteners that are falling out of favor with consumers.

For Fiscal 2009, the company expects ongoing revenue growth compared to prior year periods and expects to improve its operating margins as energy costs moderate and we increase facility utilization. Additionally, the Qufu Shengwang acquisition will enable us to use our stevia byproducts for production of their feeds. The company expects its past investment in facilities expansion to produce increasing tonnage of Stevia, including a growing component of higher grade product to meet increasing demand in the food and beverage production channel. Sunwin will continue to focus on production of premium value highly refined Stevia grades. These highly refined grades will meet growing demand from potential food and beverage partners in the mass retail channels with whom Sunwin began early stage discussions regarding the use of its stevia.

Company Background:

Sunwin International Neutraceuticals, Inc. engages in the areas of essential traditional Chinese medicine, zero calorie natural sweeteners (stevia), and veterinary medicines and feeds prepared from 100 percent organic herbal ingredients. As an industry leader in agricultural processing, Sunwin has built an integrated global firm with the sourcing and production capabilities to meet the needs of consumers throughout the world. Sunwin also makes such value-added products as specialty veterinary food ingredients and specialty feed ingredients. For more info about Sunwin, please visit http://www.sunwin.biz

Sunwin Internationoal Neutraceuticals, Inc.	September 19, 2008

Safe Harbor Statement

In connection with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, Sunwin International Neutraceuticals, Inc., is hereby providing cautionary statements identifying important factors that could cause our actual results to differ materially from those projected in forward-looking statements (as defined in such act). Any statements that are not historical facts and that express, or involve discussions as to, expectations, beliefs, plans, objectives, assumptions or future events or performance (often, but not always, indicated through the use of words or phrases such as “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimated,” “intends,” “plans,” “believes” and “projects”) may be forward-looking and may involve estimates and uncertainties which could cause actual results to differ materially from those expressed in the forward-looking statements. These statements include, but are not limited to, our guidance and expectations regarding revenues, net income and earnings. In addition, any such statements are qualified in their entirety by reference to, and are accompanied by, the following key factors that have a direct bearing on our results of operations: our ability to effectively integrate our acquisitions and to manage our growth and our inability to fully realize any anticipated benefits of acquired business; our need for additional financing which we may not be able to obtain on acceptable terms, the dilutive effect additional capital raising efforts in future periods may have on our current shareholders; our dependence on certain key personnel; the lack of various legal protections in certain agreements to which we are a party and which are material to our operations which are customarily contained in similar contracts prepared in the United States; the business operating risks and new technology in the business we seek to enter into and currently operate in; the effect of changes resulting from the political and economic policies of the Chinese government on our assets and operations located in the PRC; the influence of the Chinese government over the manner in which our Chinese subsidiaries must conduct our business activities; the limitation on our ability to receive and use our revenues effectively as a result of restrictions on currency exchange in China; our ability to enforce our rights due to policies regarding the regulation of foreign investments in China; our ability to comply with the United States Foreign Corrupt Practices Act which could subject us to penalties and other adverse consequences; and our ability to establish adequate management, legal and financial controls in the PRC.

We caution that the factors described herein could cause actual results to differ materially from those expressed in any forward-looking statements we make and that investors should not place undue reliance on any such forward-looking statements. Further, any forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of anticipated or unanticipated events or circumstances. New factors emerge from time to time, and it is not possible for us to predict all of such factors. Further, we cannot assess the impact of each such factor on our results of operations or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

Sunwin Internationoal Neutraceuticals, Inc.	September 19, 2008

SUNWIN INTERNATIONAL NEUTRACEUTICALS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

ASSETS
	July 31, 2008	April 30, 2008
	(unaudited)	(restated)
CURRENT ASSETS:
Cash	$7,660,694	$6,811,136
Accounts receivable, net	3,808,388	4,163,839
Inventories, net	5,013,694	4,707,043
Prepaid expenses and other current assets	349,802	264,576
Total current assets	16,832,578	15,946,594

PROPERTY AND EQUIPMENT, net	14,188,808	14,151,293

Total assets	$31,021,386	$30,097,887

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable and accrued expenses	$2,757,071	$2,649,817
Advances from customers	5,108	12,726
Note payable	100,000	—
Taxes payable	85,604	401,808
Due to related parties	431,477	431,443
Total current liabilities	3,379,260	3,495,794

OTHER PAYABLES	157,747	154,207

Total liabilities	3,537,007	3,650,001

STOCKHOLDERS’ EQUITY:
Preferred stock: $.001 par value; 1,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock: $.001 par value 200,000,000 shares authorized; 87,006,936 shares issued and outstanding at July 31, 2008 and April 30, 2008, respectively	87,007	87,007
Additional paid-in capital	17,341,813	17,218,066
Retained earnings	6,623,553	6,325,919
Subscription receivable	(372,900)	(372,900)
Other comprehensive income – foreign currency	3,804,906	3,189,794

Total stockholders’ equity	27,484,379	26,447,886

Total liabilities and stockholders’ equity	$31,021,386	$30,097,887

Sunwin Internationoal Neutraceuticals, Inc.	September 19, 2008

SUNWIN INTERNATIONAL NEUTRACEUTICALS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	For the three months ended
	July 31,
	2008	2007

NET REVENUES	$6,227,872	$4,217,237
COST OF SALES	4,717,667	2,874,122

GROSS PROFIT	1,510,205	1,343,115

OPERATING EXPENSES:
Stock-based consulting expenses	123,748	123,748
Selling expenses	459,336	576,960
General and administrative expenses	568,168	359,232

Total operating expenses	1,151,252	1,059,940

INCOME FROM OPERATIONS	358,953	283,175

OTHER INCOME:
Other income (expense)	240	(203)
Interest income	12,611	25,666
Total other income	12,851	25,463

NET INCOME BEFORE PROVISION FOR INCOME TAXES	371,804	308,638

INCOME TAXES	(74,170)	—

NET INCOME	297,634	308,638

OTHER COMPREHENSIVE INCOME:
Unrealized foreign currency translation	1,185,202	410,856

COMPREHENSIVE INCOME	$1,482,836	$719,494

NET INCOME PER COMMON SHARE – BASIC AND DILUTED:
Net income per common share – basic	$0.00	$0.00

Net income per common share – diluted	$0.00	$0.00

Weighted Common Shares Outstanding – basic	87,006,936	86,824,629

Weighted Common Shares Outstanding – diluted	87,006,936	88,517,684